Exhibit 99.1

CONTACT:

W. Gray Hudkins

Chief Operating Officer

(631) 667-1200, ext. 226

Joseph P. Ciavarella
Vice President and
Chief Financial Officer
(631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

LANGER ANNOUNCES BOARD APPOINTMENT

Deer Park, New York - November 15, 2005 - Langer, Inc. (NASDAQ:GAIT) today announced that Gregory R. Nelson resigned from its Board of Directors on November 7, 2005 and Stuart P. Greenspon was appointed to its Board of Directors on November 8, 2005.  Mr. Greenspon has been an independent business consultant for more than 10 years.  Prior to that, he was an owner and operating officer of Call Center Services, Inc. from 1990 to 1995 and of Pandick Technologies, Inc. from 1982 to 1989.

Chairman Warren B. Kanders commented, “While we will miss having the benefit of his business expertise, we would like to thank Greg Nelson for almost five years of service to the company as a member of the Board of Directors.”  Mr. Kanders continued, “We would also like to welcome Stuart Greenspon as a member of the Board of Directors.  Stuart brings considerable experience as an entrepreneur and business consultant, and we look forward to working with him.”

Mr. Greenspon was also appointed to the Company’s Audit Committee filling a recently created vacancy and satisfying the NASDAQ Marketplace Rule requiring at least three independent directors on its audit committee.

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., designs, manufactures and distributes high quality medical products targeting the orthopedic, orthotic and prosthetic markets.  In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets.  The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals.  Langer is based in Deer Park, New York, and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S- 1, its 2004 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.